UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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April 22, 2009

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders on Wednesday, May 27, 2009, at 9:30 a.m. local time, at our offices located at 2401 4th Avenue, Suite 1050, Seattle, Washington 98121. The meeting will be held on the first floor.

The notice of meeting and proxy statement that follow describe the business we will consider at the meeting. Your vote is very important. I urge you to vote by mail, telephone or via the Internet in order to be certain your shares are represented at the meeting, even if you plan to attend.

I look forward to seeing you at the meeting.

Peter A. Thompson, M.D., FACP
President, Chief Executive Officer
and Chairman of the Board of
Directors

TRUBION PHARMACEUTICALS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 27, 2009

April 22, 2009

We cordially invite you to attend Trubion Pharmaceuticals, Inc.’s 2009 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Wednesday, May 27, 2009, at 9:30 a.m. local time on the first floor of Trubion’s offices located at 2401 4th Avenue, Suite 1050, Seattle, Washington 98121 for the following purposes:

•	to elect three (3) Class III directors to the board of directors, each to serve a term of three (3) years;

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2009; and

•	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Stockholders of record at the close of business on March 30, 2009 will be entitled to vote at the Annual Meeting and at any adjournment or postponement of the meeting.

Whether or not you plan to attend the Annual Meeting, you may vote by mailing the proxy card in the enclosed postage-prepaid envelope, by telephone or via the Internet in accordance with the instructions on your proxy card. Any stockholder attending the Annual Meeting may vote in person, even though such stockholder has already returned a proxy card or voted by telephone or via the Internet. Your vote is very important. We look forward to seeing you at the Annual Meeting.

The combined proxy statement and Annual Report and proxy are being mailed to stockholders of record on or about April 22, 2009.

By order of the board of directors,

Kathleen M. Deeley
Secretary

Seattle, Washington

YOUR VOTE IS IMPORTANT!

Whether You Own One Share or Many, Your Prompt Cooperation in Voting Your
Proxy is Greatly Appreciated.

TRUBION PHARMACEUTICALS, INC.
2401 4th Avenue, Suite 1050
Seattle, Washington 98121

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

General Information

All references in this proxy statement to “we,” “us,” “our,” “Trubion” or the “Company” shall mean Trubion Pharmaceuticals, Inc. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

A proxy card, the Notice of Annual Meeting of Stockholders and a copy of the 2008 Annual Report to Stockholders, or the Annual Report, are enclosed. The Annual Report, proxy statement and form of proxy can also be accessed free of charge electronically at http://bnymellon.mobular.net/bnymellon/trbn or by writing to us at Trubion Pharmaceuticals, Inc., 2401 4th Avenue, Suite 1050, Seattle, WA 98121, Attention: Investor Relations.

This proxy statement and the enclosed Notice of Annual Meeting of Stockholders, Annual Report and proxy card are being mailed to stockholders on or about April 22, 2009.

Why did I receive this proxy statement?

The board of directors of Trubion, or the Board, is soliciting proxies to be voted at the Annual Meeting to be held on Wednesday, May 27, 2009 at 9:30 a.m. local time and at any adjournment or postponement of the Annual Meeting. When the Company asks for your proxy we must provide you with a proxy statement that contains certain information specified by law.

What will the stockholders vote on at the Annual Meeting?

The Company’s stockholders will vote on the following two matters at the Annual Meeting:

•	election of three (3) Class III directors; and

•	ratification of the appointment of our independent registered public accounting firm.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote the proxy in accordance with their best judgment.

Who is entitled to vote?

Stockholders as of the close of business on March 30, 2009, the Record Date, may vote at the Annual Meeting. You have one vote for each share of common stock you held on the Record Date, including shares:

•	held directly in your name as the stockholder of record; and/or

•	held for you in an account with a broker, bank or other nominee.

What constitutes a quorum?

A majority of the outstanding shares entitled to vote present or represented by proxy constitutes a quorum for the Annual Meeting. As of the Record Date, 17,953,074 shares of Company common stock were issued and outstanding.

Your shares will be counted as present at the Annual Meeting if you (i) are present and vote in person at the Annual Meeting or (ii) have properly submitted a proxy. Abstentions, broker non-votes and votes withheld from director nominees will be considered as shares present at the Annual Meeting for the purpose of determining a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for the owner of the shares does not vote on a particular proposal because the nominee does not have discretionary voting authority for that proposal and has not received voting instructions from the owner of the shares.

How many votes are required for the approval of each item?

There are differing vote requirements for the two proposals.

•	The three (3) Class III directors who receive the greatest number of affirmative votes cast at the Annual Meeting, in person or by proxy, will be elected to the Board.

•	The affirmative vote of the holders of shares representing a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

How are votes counted?

For Proposal I you may vote “FOR” all of the nominees or you may elect to have your vote “WITHHELD” with respect to one or more of the nominees. Votes that are withheld will be excluded entirely and will have no effect in the election of directors. Similarly, if you hold your shares in a brokerage account in your broker’s name, or street name, and you do not vote or instruct your broker how to vote your shares, or your broker does not have discretionary authority to vote in the election of directors, your shares will have no effect in the election of directors.

For Proposal II you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting on Proposal II, your abstention will have the same effect as a vote against the proposal. If you hold your shares in a brokerage account in your broker’s name, or street name, and you do not vote or instruct your broker how to vote your shares, or your broker does not have discretionary authority to vote on the ratification of the appointment of Ernst & Young LLP, your shares will not be counted in the tally of the number of shares cast on Proposal II and therefore may have the effect of reducing the number of shares needed to approve the proposal.

Finally, if you sign and return your proxy card with no further instructions, your shares will be counted as a vote “FOR” each director nominee and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

How do I vote by proxy?

•	You may vote by mail. To vote by mail, please sign your proxy card and return it in the enclosed postage-prepaid and addressed envelope.

•	You may vote by telephone or electronically via the Internet. To vote your proxy by telephone or via the Internet, follow the instructions on the proxy card. If you vote by telephone or via the Internet, you do not need to complete, sign and mail your proxy card.

•	You may vote in person at the Annual Meeting. We will pass out written ballots to anyone who wants to vote at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your broker, bank or other nominee in order to vote at the Annual Meeting. Holding shares in “street name” means your shares of stock are held in an account by your broker, bank or other nominee, and the stock certificates and record ownership are not in your name. If your shares are held in street name and you wish to vote your shares at the Annual Meeting, you must notify your broker, bank or other nominee and obtain the proper documentation.

Can I change my vote?

You can revoke your proxy before the time of voting at the Annual Meeting in several ways:

•	by mailing a revised proxy card dated later than the prior proxy card;

•	by submitting a new vote by telephone;

•	by submitting a new vote via the Internet;

•	by voting in person at the Annual Meeting; or

•	by notifying our corporate secretary in writing that you are revoking your proxy. Your revocation must be received before the Annual Meeting to be counted.

Any stockholder owning the Company’s common stock in street name may change or revoke such stockholder’s voting instructions by contacting the bank, brokerage firm or other nominee holding the shares or by obtaining a proxy from such institution and voting in person at the Annual Meeting.

How do I vote shares that are held by my broker?

If you own shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides for you. Most brokers offer voting by mail, telephone and on the Internet.

How do I vote in person?

If you are a stockholder of record as of the Record Date you may vote your shares in person at the Annual Meeting. We encourage you, however, to vote by mail, telephone or Internet even if you plan to attend the Annual Meeting.

Who is soliciting my vote and who pays for the solicitation of proxies?

This proxy statement is furnished in connection with the solicitation of your vote by the Board. We pay the costs of soliciting proxies from our stockholders. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Directors, officers and regular employees may solicit proxies on our behalf personally, by telephone or by facsimile without additional compensation.

How does the Board recommend voting on the proposals?

The Board recommends that you vote your shares “FOR” each of the Class III nominees to the Board and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

How do I submit a stockholder proposal for the 2010 annual meeting?

We anticipate holding our 2010 Annual Meeting of Stockholders on or about May 26, 2010. In order to be included in the proxy materials for our 2010 Annual Meeting of Stockholders, stockholders’ proposed resolutions must be received at our principal executive offices by the close of business not less than 120 calendar days before the one year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with this year’s annual meeting. This means the proposed resolution must be received at our principal executive offices no later than December 23, 2009 in order to be included in the proxy materials for our 2010 Annual Meeting of Stockholders.

Stockholder proposals for our 2010 Annual Meeting of Stockholders, intended for presentation directly at such meeting, shall be delivered to our secretary no later than 120 calendar days before the one year anniversary of the previous year’s annual meeting of stockholders. This means the proposed resolutions must be received at our principal executive offices no later than January 27, 2010 in order to be presented at our 2010 Annual Meeting of Stockholders.

In addition, notice of any stockholder proposals must be given in accordance with our bylaws and all other applicable requirements, including the rules and regulations of the United States Securities and Exchange Commission, or the SEC. All proposals must comply with the requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. If a stockholder fails to give notice of a stockholder proposal as required by our bylaws or other applicable requirements, then the proposal will not be included in the proxy statement for the 2010 Annual Meeting of Stockholders, if applicable, and the stockholder will not be permitted to present the proposal to our stockholders for a vote at our 2010 Annual Meeting of Stockholders.

What does it mean if I receive more than one proxy card?

It means that you hold shares in more than one account. To ensure that all your shares are voted, please complete, sign and return each card, or vote each card by telephone or via the Internet in accordance with the instructions on each proxy card.

Who tabulates the votes?

The votes will be tabulated by an independent inspector of election, who will be a representative of our transfer agent, BNY Mellon Shareowner Services.

How do I contact the Board?

You can send written communications to one or more members of the Board, addressed to:

Corporate Secretary
Trubion Pharmaceuticals, Inc.
2401 4th Avenue, Suite 1050
Seattle, WA 98121

All such communications will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to the Company.

What is “householding”?

We have adopted “householding,” a procedure under which stockholders of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our Annual Report and proxy statement, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings.

Stockholders who participate in householding will continue to receive separate proxy cards.

Stockholders with shares held in street name can request information about householding from their banks, brokers or other holders of record. Other stockholders who have the same address and last name and are not participating in householding but would like to may contact us at Trubion Pharmaceuticals, Inc., 2401 4th Avenue, Suite 1050, Seattle, WA 98121, Attention: Investor Relations.

What if I want to receive a separate copy of the Annual Report and proxy statement?

If you participate in householding and wish to receive a separate copy of the Annual Report and 2009 proxy statement, or if you wish to receive separate copies of future annual reports and proxy statements, please contact us at Trubion Pharmaceuticals, Inc., 2401 4th Avenue, Suite 1050, Seattle, WA 98121, Attention: Investor Relations, or by telephone at (206) 838-0500. We will deliver the requested documents to you promptly upon your request.

Where are Trubion’s principal executive offices?

Our principal executive offices are located at 2401 4th Avenue, Suite 1050, Seattle, WA 98121. Our telephone number is (206) 838-0500.

Board of Directors

Director Biographies

Class III Directors

The following three directors’ terms will expire at the Annual Meeting. Each of these directors has been nominated and is standing for election to serve another term that will expire in 2012. See page 33 of this proxy statement for more information.

Name of Nominee	Age	Position/Principal Occupation During Past Five Years

Lee R. Brettman, M.D., FACP(1)	62	Lee R. Brettman, M.D., FACP, has served as a member of the Board since November 2002.
		Dr. Brettman served as the president, chief executive officer and a director of Dynogen Pharmaceuticals, Inc., a private company which he founded, from 2002 until February 2009. Dynogen Pharmaceuticals filed for bankruptcy protection under Chapter 7 in February 2009. From 2001 to 2003, Dr. Brettman was an entrepreneur in residence at Oxford Bioscience Partners, a venture capital firm. From 1995 to 1999, he was chief medical officer and senior vice president of medical and regulatory affairs at Leukosite, Inc. and then held the same positions from 1999 to 2001 at Millennium Pharmaceuticals, Inc., both biopharmaceutical companies. Dr. Brettman received an M.D. from the Baylor College of Medicine and two Bachelor’s degrees from the Massachusetts Institute of Technology.
Anders D. Hove, M.D.	43	Anders D. Hove, M.D., has served as a member of the Board since July 2004.
		Dr. Hove is a general partner of Venrock Associates, a venture capital firm, which he joined in January 2004. From 1996 to 2004, Dr. Hove was a fund manager at BB Biotech Fund, an investment firm, and from 2002 to 2003 he served as chief executive officer of Bellevue Asset Management, an investment company. Dr. Hove is a member of the board of directors of World Heart Corporation. Dr. Hove also serves on the boards of directors of a number of privately held companies. He received an M.D. from the University of Copenhagen, a M.Sc. from the Technical University of Denmark and an M.B.A. from INSEAD.

(1)	Member of audit committee

Name of Nominee	Age	Position/Principal Occupation During Past Five Years

Peter A. Thompson, M.D., FACP	49	Peter A. Thompson, M.D., FACP, is one of Trubion’s founders and has served as president and chief executive officer since May 2002, as treasurer from December 2002 through July 2007, as a member of the Board since February 2002 and as the chairman of the Board since March 2006.
		From 2003 to 2006, Dr. Thompson served as a venture partner at ATP Capital, a venture capital firm. Previously, Dr. Thompson served as chief executive officer and chairman of the board of directors of iMetrikus, a healthcare technology company, which he co-founded. Dr. Thompson served as vice president and general manager of Chiron Informatics, and previously as vice president, research and technology development of Becton Dickinson Immunocytometry Systems. Dr. Thompson is a board certified medical oncologist and internist who received an M.D. and a Sc.B. from Brown University.

Class I Directors

The following two directors will continue in office until 2010:

Name of Nominee	Age	Position/Principal Occupation During Past Five Years

Steven Gillis, Ph.D.(2)(3)	55	Steven Gillis, Ph.D., has served as a member of the Board since January 2006 and as lead director since February 2, 2009.
		Since 2005, Dr. Gillis has been a managing director with ARCH Venture Partners, a venture capital firm. From 1994 to 2005, Dr. Gillis served as chief executive officer and chairman of the board of directors of Corixa Corporation, a biotechnology company, which he co-founded in 1994. Prior to 1994, Dr. Gillis served as executive vice president of research and development, and then as chief executive officer and chairman of the board of directors, of Immunex Corporation, which he co-founded. Dr. Gillis serves on the board of directors of several privately held companies. Dr. Gillis received a Ph.D. from Dartmouth College and a B.A. from Williams College.
Patrick J. Heron(2)	38	Patrick J. Heron has served as a member of the Board since November 2002.
		Mr. Heron is a general partner with Frazier Healthcare Ventures, a venture capital firm, which he joined in 1999. Mr. Heron received an M.B.A. from Harvard Business School and a B.A. from the University of North Carolina at Chapel Hill.

(2)	Member of compensation committee

(3)	Member of nominating and corporate governance committee

Class II Directors

The following three directors will continue in office until 2011:

Name	Age	Position/Principal Occupation During Past Five Years

David A. Mann(1)	50	David A. Mann has served as a member of the Board since April 2006.
		From 1999 to 2002, Mr. Mann served as the chief financial officer of Immunex Corporation. Since his retirement from Immunex in 2002, Mr. Mann has served on the board of trustees for the Western Washington University Foundation. Mr. Mann received an M.B.A. from the University of Washington and a B.A. from Western Washington University.
Samuel R. Saks, M.D.(1)(3)	54	Samuel R. Saks, M.D., has served as a member of the Board since September 2005.
		From 2003 to April 2009, Dr. Saks was the chief executive officer of Jazz Pharmaceuticals, Inc., a public company which he founded in 2003. From 2001 to 2003, he served as the company group chairman of ALZA Corporation and a member of the Johnson & Johnson Pharmaceutical Operating Committee. Dr. Saks is a director of Cougar Biotechnology, Inc. Dr. Saks received an M.D. from the University of Illinois Medical Center and a B.S. from the University of Illinois at Champaign.
David Schnell, M.D.(2)(3)	48	David Schnell, M.D., has served as a member of the Board since July 2004.
		Dr. Schnell is a managing director at Prospect Venture Partners, a venture capital fund, which he co-founded in 1997. Dr. Schnell serves on the board of directors of a number of privately held companies. Dr. Schnell received an M.D. from Harvard Medical School, an M.A. from Stanford University School of Medicine and a B.S. from Stanford University.

(1)	Member of audit committee

(2)	Member of compensation committee

(3)	Member of nominating and corporate governance committee

Summary of Trubion’s Corporate Governance Guidelines

The Board has established guidelines that it follows in matters of corporate governance. The following is a summary of those guidelines. A complete copy of the guidelines is available online at http://investors.trubion.com/governance.cfm or in paper form upon request to our corporate secretary.

Role of the Board

The directors are elected by the stockholders to oversee the actions and results of the Company’s management. Their responsibilities include:

•	providing general oversight of the Company’s business;

•	approving corporate strategy;

•	approving major management initiatives;

•	providing oversight of legal and ethical conduct;

•	overseeing the Company’s management of significant business risks;

•	selecting, compensating and evaluating directors;

•	evaluating Board processes and performance; and

•	selecting, compensating, evaluating and, when necessary, replacing the chief executive officer, and compensating other executive officers.

Composition of the Board of Directors

Mix of Independent Directors and Officer-Directors

We believe that a substantial majority (75% or more) of the Board should be composed of independent directors and the chief executive officer should also serve as a Board member. Other officers may, from time to time, be elected to serve as Board members, but no officer other than the chief executive officer should be elected to the Board by virtue of his or her office.

Selection of Director Candidates

The Board is responsible for selecting candidates for Board membership and for establishing the criteria to be used in identifying potential candidates. The Board delegates the screening process to the nominating and corporate governance committee. For more information on the director nomination process, including the current selection criteria, please see “Nominating and Corporate Governance Committee Matters” on page 10.

Lead Director

On February 2, 2009, the Board established the position of lead director, which director shall be selected by the Board from among the directors who are not executive officers or former executive officers of the Company and who are otherwise independent.

The lead director duties include, among others:

•	coordinating the activities of the independent directors;

•	coordinating, developing the agenda for and moderating executive sessions of the Board;

•	coordinating and facilitating communication between the Board and management of the Company; and

•	performing such other duties as may be assigned to the lead director by the Board from time to time.

On February 2, 2009, the Board appointed Steven Gillis, Ph.D. as lead director.

Independence Determinations

The Board annually determines the independence of directors based on a review by the directors and the nominating and corporate governance committee. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company, either directly or as a partner, stockholder, or officer of an organization that has a material relationship with the Company.

We have adopted the following standards for director independence in compliance with The NASDAQ Stock Market corporate governance listing standards:

•	No director qualifies as “independent” if such person has a relationship that, in the opinion of the Board, would interfere with exercise of independent judgment in carrying out the responsibilities of a director;

•	A director who is an officer or employee of us or our subsidiaries, or one whose immediate family member is an executive officer of us or our subsidiaries, is not “independent” until three years after the end of such employment relationship;

•	A director is not “independent” if the director accepts, or his or her immediate family member accepts, more than $100,000 in compensation from us or any of our subsidiaries during any period of 12 consecutive months within the three years preceding the determination of independence, other than certain permitted payments such as compensation for Board or Board committee service, payments arising solely from investments in our securities, compensation paid to a family member who is a non-executive employee of us or a subsidiary of ours, or benefits under a tax-qualified retirement plan;

•	A director who is, or who has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, is not “independent” until three years after falling below such threshold;

•	A director who is employed, or one whose immediate family member is employed, as an executive officer of another company where any of our or any of our subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or employment relationship; and

•	A director who is, or who has a family member who is, a current partner of our independent registered public accounting firm, Ernst & Young LLP, or was a partner or employee of Ernst & Young LLP who worked on our audit is not “independent” until three years after the end of such affiliation or employment relationship.

The Board has determined that Lee R. Brettman, M.D., FACP, Steven Gillis, Ph.D., Patrick J. Heron, Anders D. Hove, M.D., David A. Mann, Samuel R. Saks, M.D., and David Schnell, M.D. meet the aforementioned independence standards. Peter A. Thompson, M.D., FACP, does not meet the aforementioned independence standards because he is our current president and chief executive officer and is an employee of Trubion. There are no family relationships among any of our directors or executive officers.

Director Compensation and Equity Ownership

The compensation committee annually reviews director compensation. Any recommendations for changes are made to the full Board by the compensation committee.

In order to align directors’ incentives with stockholder value creation, we believe that directors should hold meaningful equity ownership positions in the Company; accordingly, a significant portion of overall director compensation is in the form of Company equity.

Board and Committee Meeting and Annual Meeting Attendance

Our Board held a total of eight meetings and acted by written consent three times during the calendar year ended December 31, 2008. No director attended fewer than 75% of the total number of meetings of the Board and committees of the Board of which he is a member, if any. During such period the Board had a standing audit committee, compensation committee and nominating and corporate governance committee. The Company’s audit committee charter, compensation committee charter and nominating and corporate governance committee charter, each as adopted by the Board, are posted on our website at http://investors.trubion.com/documents.cfm under the caption “Investors — Corporate Governance — Committees and Charters.”

We encourage, but do not require, our Board members to attend our annual meetings of stockholders. All of our Board members attended our 2008 annual meeting.

Stockholders’ Communications Process

Any of our stockholders who wish to communicate with the Board, a committee of the Board, the non-management directors as a group or any individual member of the Board may send correspondence to our corporate secretary at Trubion Pharmaceuticals, Inc., 2401 4th Avenue, Suite 1050, Seattle, WA 98121.

Our corporate secretary will compile and submit on a periodic basis all stockholder correspondence to the entire Board, or, if and as designated in the communication, to a committee of the Board, the non-management directors as a group or an individual Board member. The independent directors of the Board review and approve the stockholders’ communications process periodically to ensure effective communication with stockholders.

Code of Ethics

The Company has adopted a Code of Business Ethics and Conduct for all employees and directors. A copy of our Code of Business Conduct and Ethics is available on our website at http://investors.trubion.com/documents.cfm.

We intend to post on our website at http://investors.trubion.com/documents.cfm any amendment to, or waiver from, any provision of our Code of Business Ethics and Conduct within four business days following the date of such amendment or waiver.

Committees of the Board of Directors

Nominating and Corporate Governance Committee Matters

Membership and Independence

Drs. Gillis, Saks and Schnell, each of whom is a non-employee member of the Board, comprise our nominating and corporate governance committee. Dr. Gillis is the chairman of our nominating and corporate governance committee. The Board has determined that each member of our nominating and corporate governance committee meets current requirements for independence under the rules and regulations of The NASDAQ Stock Market and the SEC.

Responsibilities

The nominating and corporate governance committee is responsible for, among other things:

•	assisting the Board in identifying prospective director nominees and recommending to the Board director nominees for each annual meeting of stockholders;

•	developing and recommending to the Board governance principles applicable to us;

•	overseeing the evaluation of the Board and management; and

•	recommending to the Board members for each Board committee.

A more detailed description of the nominating and corporate governance committee’s functions can be found in our nominating and corporate governance committee charter at http://investors.trubion.com/documents.cfm or by writing to us at Trubion Pharmaceuticals, Inc., 2401 4th Avenue, Suite 1050, Seattle, WA 98121, Attention: Investor Relations. The nominating and corporate governance committee met three times during the fiscal year ended December 31, 2008.

Stockholder Recommendations and Nominees

The policy of our nominating and corporate governance committee is to consider properly submitted recommendations for candidates to the Board from stockholders. In evaluating such recommendations, the nominating and corporate governance committee seeks to achieve a balance of experience, knowledge, integrity and capability on the Board and to address the membership criteria set forth under “Director Qualifications” below. Any stockholder recommendations for consideration by the nominating and corporate governance committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and Trubion within the last three years, at least three personal references, a statement of recommendation of the candidate from the stockholder, a description of the shares of Trubion beneficially owned by the stockholder, a description of all arrangements between the candidate and the recommending stockholder or any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the Board and a written undertaking to provide such other information as the nominating and corporate governance committee may reasonably request.

Stockholder recommendations to the Board should be sent to our corporate secretary at Trubion Pharmaceuticals, Inc., 2401 4th Avenue, Suite 1050, Seattle, WA 98121.

In addition, our bylaws permit stockholders to nominate directors for consideration at an annual meeting. For a description of the process for nominating directors in accordance with our bylaws, see “General Information — How do I submit a stockholder proposal for the 2010 annual meeting?”

Director Qualifications

Our nominating and corporate governance committee will evaluate and recommend candidates for membership on the Board consistent with criteria established by the committee. The nominating and corporate governance committee has not formally established any specific minimum qualifications that must be met by each candidate for the Board or specific qualities or skills that are necessary for one or more of the members of the Board to possess. The nominating and corporate governance committee, when considering a potential non-incumbent candidate, will, however, factor into its determination the following qualities of a candidate: educational background, professional experience, including whether the person is a current or former chief executive officer or chief financial officer of a public company or the head of a division of a large international organization, knowledge of our business, integrity, professional reputation, independence, wisdom and ability to represent the best interests of our stockholders.

Identification and Evaluation of Nominees for Directors

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating nominees for director. Our nominating and corporate governance committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board and the qualifications of candidates in light of these needs. Candidates may come to the attention of the nominating and corporate governance committee through stockholders, management, current members of the Board or search firms. The evaluation of these candidates may be based solely on information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

Audit Committee Matters

Membership and Independence

Drs. Brettman and Saks and Mr. Mann, each of whom is a non-employee member of the Board, comprise our audit committee. Mr. Mann is the chairman of our audit committee. The Board has determined that each member of our audit committee meets current requirements for independence under the rules and regulations of the SEC and The NASDAQ Stock Market. The Board has also determined that Mr. Mann qualifies as an “audit committee financial expert” as defined in the SEC’s rules and satisfies the financial sophistication requirements of The NASDAQ Stock Market. Under the corporate governance standards of The NASDAQ Stock Market and the Exchange Act, by no later than the first anniversary of the completion of our initial public offering, each member of our audit committee was required to be an independent director pursuant to NASDAQ independence requirements and SEC audit committee independence requirements. The audit committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Responsibilities

The audit committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	acting as our qualified legal compliance committee; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

A more detailed description of the audit committee’s functions can be found in our audit committee charter at http://investors.trubion.com/documents.cfm or by writing to us at Trubion Pharmaceuticals, Inc., 2401 4th Avenue, Suite 1050, Seattle, WA 98121, Attention: Investor Relations. The audit committee met six times during the fiscal year ended December 31, 2008.

Audit Committee Report

In connection with the financial statements for the fiscal year ended December 31, 2008, the audit committee has:

•	reviewed and discussed the audited financial statements with management;

•	discussed with Ernst & Young LLP, Trubion’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended; and

•	received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence from Trubion.

Based on these reviews and discussions the audit committee recommended to the Board at the March 10, 2009 meeting of the Board that the Company’s audited financial statements and the assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC. The Board has approved this inclusion.

Respectfully submitted,

AUDIT COMMITTEE
Lee R. Brettman, M.D., FACP
David A. Mann
Samuel R. Saks, M.D.

Independent Auditor Fees

The following table sets forth the costs incurred by the Company for services provided by Ernst & Young LLP, the Company’s independent registered public accounting firm, for the years ended December 31, 2008 and December 31, 2007.

	Year Ended
	December 31,
	2007	2008
Fee Category	(thousands)	(thousands)

Audit Fees	$474	$481
Audit-Related Fees	22	—
Tax Fees	$41	$12
All Other Fees	1	—
Total Fees	$538	$493

Audit Fees.  Consists of fees billed for professional services rendered in connection with the audit of our financial statements, review of the interim financial statements included in our quarterly reports and accounting services in connection with securities offerings.

Audit-Related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include consultations in connection with financial accounting and reporting standards.

Tax Fees.  Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance.

All Other Fees.  Consists of fees billed in connection with Ernst & Young LLP’s online accounting research tool.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions from stockholders.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee’s policy is to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval. The audit committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any such pre-approval to the audit committee at the next scheduled meeting. All of the services provided by Ernst & Young LLP reflected in the table of independent auditor fees were pre-approved by the audit committee.

Compensation Committee Matters

Membership and Independence

Drs. Gillis and Schnell and Mr. Heron, each of whom is a non-employee member of the Board, comprise our compensation committee. Mr. Heron is the chairman of our compensation committee. The Board has determined that each member of our compensation committee meets the requirements for independence under the rules of The NASDAQ Stock Market.

Responsibilities

The compensation committee is responsible for, among other things:

•	reviewing and recommending to the Board the annual base salary, annual cash incentive compensation, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control agreements/provisions, and any other benefits, compensation or arrangements for our chief executive officer and other executive officers;

•	evaluating and recommending to the Board compensation plans, policies and programs for our chief executive officer and other executive officers;

•	administering our equity incentive plans; and

•	preparing the compensation committee report that the SEC requires in our annual proxy statement.

A more detailed description of the compensation committee’s functions can be found in our compensation committee charter at http://investors.trubion.com/documents.cfm or by writing to us at Trubion Pharmaceuticals, Inc., 2401 4th Avenue, Suite 1050, Seattle, WA 98121, Attention: Investor Relations. The compensation committee met seven times during the fiscal year ended December 31, 2008.

The Committee’s Processes and Procedures

The compensation committee’s primary processes for establishing and overseeing executive compensation include:

•	Meetings. The committee meets frequently throughout the calendar year.

•	Role of Independent Consultant. Periodically, the committee may retain independent compensation consultants to assist the committee in evaluating executive compensation programs and in setting executive officers’ compensation. The use of an independent consultant provides additional assurance that the Company’s executive compensation programs are reasonable and consistent with Company objectives. Any such retained consultant reports directly to the committee and does not perform any services for management. The consultant participates in committee meetings and advises the committee with respect to compensation trends and best practices, plan design and the reasonableness of individual compensation awards. The consultant provides the committee with data about the compensation paid by a peer group of companies and other companies that may compete with us for executives, and develops recommendations for structuring our compensation programs. The Company utilized benchmark survey data provided by the Radford Consulting Group, or Radford, in determining compensation levels for executive officers in 2008. Radford provides no services to the Company or to its management.

•	Role of Executive Officers. Our president and chief executive officer makes recommendations to the compensation committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the compensation committee’s deliberations about their compensation. Those recommendations are then considered by the committee with the assistance of its compensation consultant, if any. Our president and chief executive officer does not participate in the determination of his own compensation or the compensation of directors. Our president and chief executive officer, chief financial officer and vice president of human resources generally attend committee meetings but are not present for executive sessions or discussion of their own compensation.

Directors’ compensation is established by the Board upon the recommendation of the directors and the compensation committee.

Compensation Committee Interlocks and Insider Participation

None of Dr. Gillis, Mr. Heron or Dr. Schnell, who comprise our compensation committee, is an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

2008 Director Compensation

The following table shows the compensation paid by Trubion to each of our directors during the fiscal year ended December 31, 2008:

	Fees
	Earned or
	Paid in		All Other
	Cash	Option	Compensation	Total
Name	($)	Awards ($)(1)(2)	($)	($)

Lee R. Brettman, M.D, FACP	$25,000	$71,956	—	$96,956
Steven Gillis, Ph.D.	$32,500	$88,736	—	$121,236
Patrick J. Heron	$32,500	$78,566	—	$111,066
Anders D. Hove, M.D.	$25,000	$78,566	—	$103,566
David A. Mann	$32,500	$114,860	—	$147,360
Samuel R. Saks, M.D.	$25,000	$38,432	—	$63,432
David Schnell, M.D.	$25,000	$78,566	—	$103,566
Peter A. Thompson, M.D., FACP(3)	$—	$—	—	$—

(1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with Statement of Financial Accounting Standards, or SFAS, 123(R). See Notes 1 and 10 to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for discussion of the assumptions used in calculating these values.

(2)	On May 28, 2008, each non-employee director received a stock option to purchase 5,000 shares of our common stock for his service on the Board. The grant date fair value of these awards was $4.2659 per share for a total grant date fair value of $21,329.50 per grant. Assumptions used in the calculation of this amount are included in Part II, Item 8 “Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended December 31, 2008 in Note 10, “Convertible Preferred Stock and Stockholders’ Equity (Deficit).”

(3)	Dr. Thompson receives no additional compensation for his service as a director. His compensation is reported in the 2008 Summary Compensation Table on page 22.

Cash Compensation

The Company provides directors the following cash compensation:

•	Each non-executive director receives an annual cash retainer of $25,000.

•	Each director who serves as a chair of any of Trubion’s audit, compensation or nominating and corporate governance committees of the Board receives an additional annual cash retainer of $7,500.

Stock Compensation

Stock compensation for directors consists of:

•	Each new non-executive director is granted an option to purchase 25,000 shares of common stock with a per-share exercise price equal to the fair market value of that stock on the date of grant and vesting as to one-third of the shares on the one-year anniversary of the vesting commencement date, with one-third vesting each year thereafter, so that the award is fully vested after three years. Vesting is contingent on the director’s continued service as a director.

•	Each existing non-executive director receives an annual option grant to purchase 5,000 shares of common stock with a per-share exercise price equal to the fair market value of that stock on the date of grant and vesting as to all of the shares on the one-year anniversary of the vesting commencement date, contingent on the director’s continued service as a director during this one-year period.

•	A new lead director receives an option grant to purchase 22,500 shares of common stock with a per-share exercise price equal to the fair market value of that stock on the date of grant and vesting as to one-third of the shares on the first anniversary of the date the lead director began serving as lead director, with one-third vesting each year thereafter on the anniversary of the vesting commencement date, so that the award is fully vested after three years. Vesting is contingent on the lead director’s continued service as lead director. A lead director also receives an annual option grant to purchase 2,500 shares of common stock with a per-share exercise price equal to the fair market value of that stock on the date of grant and vesting as to all of the shares one day prior to the one-year anniversary of the date of grant, contingent on the lead director’s continued service as lead director during this one-year period. The options granted to the lead director as compensation for service as lead director are in addition to the options received for service as a non-executive director.

Executive Officers

The following table lists our executive officers, who will serve in the capacities noted until their successors are duly appointed and qualified.

Name	Age	Position

Peter A. Thompson, M.D., FACP	49	President & Chief Executive Officer
Michelle G. Burris	43	Senior Vice President & Chief Financial Officer
Kathleen M. Deeley	57	Senior Vice President & General Counsel
Kendall M. Mohler, Ph.D.	53	Senior Vice President of Research & Development
Scott C. Stromatt, M.D.	51	Senior Vice President & Chief Medical Officer

Peter A. Thompson’s biography is contained in the section of this proxy statement entitled “Board of Directors.” Dr. Thompson has served as an executive officer of Trubion since its inception.

Michelle G. Burris has served as our senior vice president and chief financial officer since February 2006 and additionally as treasurer since July 2007. From August 2005 to January 2006, Ms. Burris served as senior vice president and chief financial officer of Dendreon Corporation. From 1995 to 2005, Ms. Burris was an employee of Corixa Corporation, where she last served as senior vice president and chief financial officer. Ms. Burris is a member of the board of directors of Oncogenex Pharmaceuticals, Inc., which she joined in 2008 in connection with its merger with Sonus Pharmaceuticals. Prior to the consummation of the merger, Ms. Burris had been a member of Sonus’s board of directors since 2004. Ms. Burris received an M.B.A. and Post Graduate Certificate in accounting from Seattle University and a B.S. from George Mason University. Ms. Burris has served as an executive officer of Trubion since February 2006.

Kathleen M. Deeley has served as our senior vice president, general counsel and corporate secretary since June 2007. Prior to joining Trubion, she was founder and manager of Somerset Consulting LLC, a firm providing business and legal consulting services to biotechnology and information technology companies. From 1995 until 2005, Ms. Deeley was an employee of Corixa Corporation, where she last served as senior vice president and general counsel. Before joining Corixa, she practiced law at Perkins Coie LLP in Seattle, Washington. Ms. Deeley received a J.D. from the University of Washington and a B.S. from the University of California, Davis.

Kendall M. Mohler, Ph.D is one of the Company’s co-founders and has served as our senior vice president of research and development since November 2002. From November 2002 to July 2004, he served as a member of our Board. From 1989 to 2002, Dr. Mohler was an employee of Immunex Corporation, where he last served as vice president of biological sciences. Dr. Mohler received a Ph.D. from the University of Texas Health Science Center and a B.S. from the University of Kansas.

Scott C. Stromatt, M.D. has served as our senior vice president and chief medical officer since August 2008. From January 2003 to April 2008, Dr. Stromatt was an employee of Cell Therapeutics, where he last served as executive vice president, clinical development and regulatory affairs. From March 2002 to October 2003, Dr. Stromatt was vice president of clinical research and chief medical officer at Northwest Biotherapeutics Inc. His earlier positions include senior vice president of CE Unterberg Tobin, an investment bank, consultant to a variety of biotechnology and pharmaceutical firms, vice president of clinical research at Synergen and director of medical affairs at Searle Pharmaceuticals. Dr. Stromatt received an M.D. from the University of Chicago and an M.B.A. and B.A. from the University of Colorado.

Executive Compensation

Compensation Discussion and Analysis

Objectives and Philosophy of Executive Compensation

Trubion maintains an executive compensation program comprised of multiple forms of compensation consistent with those of its peers. The primary objectives of the program with respect to executive compensation are:

•	attracting and retaining the most talented and dedicated executives possible;

•	correlating annual and long-term cash and stock incentives to achievement of measurable strategic performance objectives;

•	aligning executives’ incentives with stockholder value creation; and

•	increasing the percentage of executive compensation that is performance-based and, therefore, at-risk as an executive’s experience, unique expertise and criticality of role increases.

To achieve these objectives the Company has established compensation plans that tie a substantial portion of executives’ overall compensation to key strategic financial and operational goals such as the establishment and maintenance of key strategic relationships, the development of our product candidates and the identification and advancement of additional product candidates. The compensation committee’s approach emphasizes the setting of compensation at levels the committee believes are competitive with executives in other companies of similar size and stage of development operating in the biotechnology industry while taking into account our relative performance and our own strategic goals. Overall our pay programs attempt to balance cash and equity to reward both short- and long-term performance.

Benchmarking of Executive Compensation

The Compensation Committee retained Radford in 2006 to review our policies and procedures with respect to employee compensation, including executive compensation, and to assist in benchmarking executive compensation with industry-appropriate peers based on the following criteria:

•	Located primarily in Washington or Northern California;

•	Market capitalization typically between $100 million to $500 million; and

•	Predominately companies with products in phase II or phase III clinical trials.

These criteria were used to select peer companies because they identify companies at a similar stage of development as Trubion that are direct competitors geographically for scarce talent. This is of particular importance in determining relative compensation that allows Trubion to attract and retain talent while at the same time not overpaying for that talent.

The peer group was comprised of the following companies:

ACADIA Pharmaceuticals Inc.	Novacea, Inc.
Anesiva, Inc.	Rigel Pharmaceuticals Inc.
CoTherix, Inc.	Seattle Genetics, Inc.
Cytokinetics, Inc.	Somaxon Pharmaceuticals, Inc.
Dendreon Corporation	Sunesis Pharmaceuticals, Inc.
Dynavax Technologies Corporation	Tercica, Inc.
Favrille, Inc.	Threshold Pharmaceuticals, Inc.
Genitope Corporation	Xenoport, Inc.
Genomic Health, Inc.

The data from the 2006 Radford study served as the benchmark for the guidelines we used to compensate our executives in 2007 and 2008. It is our practice to have Radford update the survey every other year. Accordingly, in late 2008, Radford provided a new survey intended to help inform our compensation decisions for 2009 and 2010. Due to changes in our market segment, our size and our stage of development, the peer group of companies to be used for these determinations necessarily differs from that in the 2006 Radford study, although some overlap remains.

Base salaries, annual cash incentive compensation and equity compensation are benchmarked against the 50th percentile of compensation for the peer group and then confirmed against the broader biotech market data for companies with 50-149 employees. The compensation committee believes that focusing on a range around the 50th percentile for base salaries and incentive compensation provides the tools to allow a company of our size to competitively attract and retain talented officers by reflecting consideration of our stockholders’ interest in paying what is necessary, but not significantly more than necessary, to achieve Company goals, while conserving cash and equity as much as possible. The compensation committee realizes that using a benchmark at this point in our development is an essential tool but not the only means for gathering and validating market data. In instances where an executive officer is uniquely key to our success, the compensation committee may provide compensation in excess of the benchmark. Variations may also occur as a result of the experience level of the individual and market factors. The compensation committee believes that, given the competitive industry in which we operate and the company culture that we have created, our base compensation and equity programs are flexible and generally sufficient to retain our existing executive officers and to hire new executive officers when needed and required. The main objective of our compensation program is to align the strategic interests of our executive officers and stockholders. To achieve this objective we understand that we must attract and retain individuals with the appropriate expertise and leadership ability. Once we have recruited a talented executive we must motivate and reward him or her to build long-term stockholder value. Our competition for talent is significant and we recruit from a limited pool of experienced and successful resources. Our unique talent base includes executive officers who are nationally and internationally recognized for their expertise and leadership. Accordingly, our compensation program must be competitive in a challenging and dynamic labor market.

Elements of Executive Compensation

We have designed and implemented compensation policies that have allowed us to recruit within and from outside the Seattle area while balancing fixed and variable pay costs for a long-term, sustainable approach to talent acquisition and retention. Our executive compensation consists of the following elements:

Base Salary:  We provide an annual salary based on comparable market data for level of responsibility, expertise, skills, knowledge, experience, our unique organizational requirements and desire to maintain internal equity. Although the program generally is designed to deliver executive base salaries within a range of 10% around the 50th percentile of salaries for executives with the requisite skills in similar positions with similar responsibilities at comparable companies, executives with more experience, critical skills and/or considered key performers may be compensated above the range as part of the Company’s strategy for attracting, motivating and retaining highly experienced and high performing employees. The compensation committee reviews base salaries in the fourth quarter of each year and may make adjustments from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. The primary factors in the compensation committee’s consideration of 2008 salary included anticipated increases in the labor market, maintaining internal equity among the various executive roles and the executive’s overall contribution and value to the organization.

Cash Incentives:  The executive officers’ annual target cash incentive compensation is determined as a percent of annual salary. This is a variable, at-risk part of annual compensation that the Board or the compensation committee may or may not award and may modify based on Company and individual performance. Each year the Board or the compensation committee establishes a target annual incentive compensation pool based on a percentage of each executive’s base salary and the achievement of corporate goals and linked objectives. The targets generally have ranged from 30% to 50% of an executive’s salary. The Board and the compensation committee have the sole authority to award annual incentive compensation to our executive officers. The compensation committee recommends to the full Board annually, based on the assessment of goal achievement, the level of cash incentive to be paid either above, below or at target and the timing of the payout. We utilize annual incentive compensation to compensate officers for achieving strategic and operational goals. These goals relate generally to strategic factors such as establishment and maintenance of key strategic relationships, development of our product candidates, identification and advancement of additional product candidates and to financial factors such as raising capital, improving our results of operations and increasing the price per share of our common stock.

Stock Options:  We provide long-term incentives in the form of stock options. This incentive is another form of at-risk compensation. The number of options granted is discretionary and the value earned on any grant varies with the stock price over the option term. In large part due to the length of product development cycles, it is critical for our business to align the interests of executive officers and stockholders, and to retain executive officers by means of what we hope will be long-term wealth creation in the value of their stock options, which have vesting provisions that encourage continued employment while achieving interim product development milestones. We have historically elected to use stock options as the primary long-term equity incentive vehicle. Stock option grants are made at the commencement of employment, may be made annually based on performance and, occasionally, following a significant change in job responsibilities or to meet other special objectives, including strategic goals and retention. The compensation committee reviews and approves stock option awards to executive officers based on a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives and retention considerations. In determining the number of stock options to be granted to executives, the compensation committee also takes into account the individual’s position, scope of responsibility, ability to affect strategic business operations and stockholder value and the value of stock options in relation to other elements of the individual executive’s total compensation. We expect to continue to use stock options as a long-term incentive vehicle because:

•	Stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership and focus the management team on increasing value for the stockholders;

•	Stock options help to provide a balance to the overall executive compensation program as base salary and our cash incentive compensation program focus on short-term compensation, while the vesting of stock options increases stockholder value over the longer term; and

•	The vesting period of stock options encourages executive retention as long as the options remain in the money.

Radford’s 2008 benchmarking assessment validated the overall management and use of stock options as the equity vehicle was well within industry norms and competitive with the identified peer companies.

Although many market and economic changes are occurring that have diluted both the value and retentive aspect of our executives’ stock options, Radford’s recommendation was that Trubion should continue with the grant of time-based stock options as our sole form of equity compensation through the end of 2008 and consider the addition of performance-based option grants in subsequent years.

Role of Executive Officers in Executive Compensation Decisions

Our compensation committee is responsible for all compensation decisions regarding our executive officers, setting salaries and determining cash incentive compensation and equity awards. The compensation committee also evaluates the performance of our chief executive officer. Our chief executive officer evaluates the performance of the other executive officers and makes recommendations regarding their compensation to the compensation committee. Except with regard to deliberations regarding his performance and compensation, our chief executive officer attends the meetings of the compensation committee where discussion and analysis of the compensation program occurs and when annual compensation is reviewed and awarded. From time to time at the request of the compensation committee, the chief financial officer and vice president of human resources provide information to the compensation committee and attend all or a portion of certain of the committee’s meetings.

Equity Grant Policy

During fiscal year 2007, our board of directors adopted written guidelines setting forth practices and procedures for all equity awards. The policy applies to awards to all employees, including executive officers, and sets forth pre-established times at which awards may be granted. Under the policy, only the compensation committee can make awards to officers and directors. The equity incentive committee, comprised of the chair of the compensation committee and the chief executive officer, can make awards to all other employees who have not previously received equity awards, subject to prescribed limitations on the size of the award. Awards outside these limitations must be made by the compensation committee.

The compensation committee may make awards only at a meeting. The equity incentive committee may make awards at a meeting or by unanimous written consent. The exercise price of any award is the fair market value of our common stock on the effective date of the grant, which is the closing price of our common stock on that date.

All employees, including officers, and directors are eligible for annual refresher grants, which are made by the compensation committee effective on the last trading day of January.

The compensation committee makes awards to newly hired officers and promoted employees, including officers, at its first meeting on or after the first day of employment or the date of promotion, as the case may be. If, however, an award to an executive officer would occur during a blackout period (typically the period commencing two weeks prior to the end of a fiscal quarter and ending after the second trading day following public disclosure of our results for that quarter), it will be delayed until after expiration of the blackout period. The equity incentive committee makes awards effective on the last trading day of the month in which the first day of employment occurs or the month in which the committee acts, whichever is later.

Stock Ownership Guidelines

Although stock option awards encourage equity ownership, we currently do not require our directors or executive officers to own a particular amount of our common stock. The compensation committee believes that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.

Perquisites

Our executive officers participate in the same group insurance and employee benefit plans as our other salaried employees. At this time we do not provide special benefits or other perquisites to our executive officers.

2008 Named Executive Officer Compensation

Base Salary

The primary factors in the compensation committee’s consideration of 2008 salary for the Company’s named executive officers included anticipated increases in the labor market, maintaining internal equity among the various executive roles and the executive’s overall contribution and value to Trubion. Our named executive officers in 2008 were Dr. Thompson, Ms. Burris, Ms. Deeley, Dr. Mohler and Daniel J. Burge, M.D. Dr. Burge resigned his position as senior vice president and chief medical officer in August 2008. Dr. Stromatt became an executive officer in March 2009 and is included in this discussion and in the tables below on a voluntary basis.

Dr. Thompson, a founder of Trubion, has driven the Company’s performance, leading it from the early start-up phase through development to proof of scientific concept in humans, completing an initial public offering and sustaining an alliance with a major pharmaceutical company. In an executive session including all independent directors, the compensation committee assessed Dr. Thompson’s performance. The compensation committee considered Trubion’s and Dr. Thompson’s accomplishment of core Company objectives, including development of proprietary product candidates, clinical development and the support of our strategic alliance. Based on these factors and a review of chief executive officer salaries among our peer group of companies and including the broader biotech group of companies of comparable size, the compensation committee set Dr. Thompson’s salary at the level that is reflected in the 2008 Summary Compensation Table below. Dr. Thompson’s base salary for 2008 equaled approximately 108% of the 50th percentile.

Ms. Burris is the Company’s senior vice president and chief financial officer. In establishing Ms. Burris’s base salary, the compensation committee placed particular emphasis on the experience she brought to Trubion in steering private companies through their initial public offerings and the transition to reporting company status, including developing and implementing the requisite financial and compliance systems, her leadership at Trubion in this regard, her transactional and strategic skills, her level of responsibility and her past contributions to Company performance and expected contributions to our success going forward. In determining 2008 salary, the compensation committee took into account performance factors such as leadership in the establishment of financial and compliance systems, design and implementation of strategic planning processes and the development of long-term financial forecast and commercial models. Based on these factors and a review of the salaries of executives in comparable positions at our peer group of companies, and including the broader biotech group of companies of comparable size, the compensation committee set Ms. Burris’s salary at the level reflected in the 2008 Summary Compensation Table. Ms. Burris’s base salary for 2008 equaled approximately 112% of the 50th percentile.

Ms. Deeley is the Company’ senior vice president and general counsel. Ms. Deeley has responsibility for legal operations, including corporate, intellectual property and compliance matters, and has extensive experience in the biotechnology industry. Ms. Deeley joined the Company in June 2007. In determining 2008 salary, the compensation committee took into account performance factors such as the effective management of partner interactions and oversight of collaborative contractual arrangements, the ongoing monitoring and prosecution of Trubion’s patent estate and litigation involving the European patent dispute and establishment of a compliant document retention program. Based on these factors and a review of the salaries of executives in comparable positions at our peer group of companies, and including the broader biotech group of companies of comparable size, the compensation committee set Ms. Deeley’s salary at the level reflected in the 2008 Summary Compensation Table. Her base salary for 2008 equaled approximately 95% of the 50th percentile.

Dr. Mohler is the Company’s senior vice president of research and development. Dr. Mohler was a co-founder of the Company and oversees the Company’s research and development activities. He has the primary responsibility for ensuring the achievement and execution of scientific goals that support the Company in achieving its strategic business objectives. In determining 2008 salary, the compensation committee took into account performance factors such as successful direction of collaborative research programs, oversight of the critical expansion of process development and manufacturing expertise and capacity and work to ensure the release of material suitable for the continuation of clinical trials. Based on these factors and a review of the salaries of executives in comparable positions at our peer group of companies, including the broader biotech group of companies of comparable size, the compensation committee set Dr. Mohler’s salary at the level reflected in the 2008 Summary Compensation Table. His base salary for 2008 equaled approximately 100% of the 50th percentile.

Dr. Burge served as the Company’s senior vice president and chief medical officer until August 2008. In determining 2008 salary, the compensation committee considered Dr. Burge’s important role in furthering the development of clinical assets and in leading clinical aspects of the Wyeth alliance. Dr. Burge’s base salary for 2008 equaled approximately 100% of the 50th percentile and is reflected in the 2008 Summary Compensation Table.

Dr. Stromatt is the Company’s senior vice president and chief medical officer. Dr. Stromatt oversees the Company’s clinical development plan for the Company’s lead clinical products. In setting base salary, the compensation committee considered Dr. Stromatt’s instrumental role in furthering the development of clinical assets that have the greatest near-term probability of success and in leading all clinical aspects of the Wyeth alliance. Based on these factors and a review of the salaries of executives in comparable positions at our peer group of companies, including the broader biotech group of companies of comparable size, the compensation committee set Dr. Stromatt’s salary at the level reflected in the 2008 Summary Compensation Table. Dr. Stromatt’s base salary for 2008 equaled approximately 100% of the 50th percentile.

Cash Incentives

No cash incentives were earned by the named executive officers in 2008. The amount an executive officer could earn was between 50% and 100% of the target amount, subject to actual performance against the applicable performance goals, as determined by the compensation committee. No amounts would be earned if Trubion did not achieve at least 50% performance of its objectives.

In November 2008, the compensation committee met to review and assess the results of Company performance goals to determine the corporate performance factor at which awards were achieved under the annual cash incentive compensation program for 2008. The compensation committee determined that Trubion achieved only 50% of its performance goals and recommended to the full Board that no cash payments should be awarded to executives. Specifically, the compensation committee determined that:

•	Financial, Commercial Operations — we were unsuccessful in 2008 in raising $35 to $45 million through equity, an alliance or a combination of both and did not end the year with at least $75 million.

•	Alliance Development and Management — we maintained an on-going and successful alliance with our partner Wyeth. This included the continued support and advancement of TRU-015 and SBI-087. We were, however, unsuccessful in 2008 in developing new relationships that resulted in additional partner-related revenue.

•	Product Development — we successfully completed development and manufacturing milestones related to our TRU-016 product candidate.

•	Clinical Development — we successfully completed enrollment in our TRU-016 CLL dose escalation clinical trial.

We made substantial progress in the above 2008 objectives; however, in setting incentive compensation levels, the compensation committee determined that we did not meet our capital formation objectives and therefore did not meet more than 50% of the corporate objectives.

Long-Term Incentive Awards

Awards of stock options are an important component of named executive officer long-term incentive pay and are granted as part of the annual performance cycle. Each of our executive officers receives stock option grants under the Company’s stock option plans. All of our full-time employees are eligible for stock option grants designed to reward persistent and committed performance over time. We believe that broad-based participation in our option program supports the alignment of employee and stockholder interests. Stock options granted to each executive officer are made on a discretionary basis by the compensation committee, taking into consideration Company and individual objectives as well as retentive factors for key contributors.

Grants of stock options to the named executive officers are made under our Trubion 2006 Equity Incentive Plan. These grants allow the executive to acquire shares of Trubion’s common stock at a fixed price, subject to the completion of a four-year vesting period, with 25% of the options vesting each year. Option grants have a ten-year term and are made at fair market value on the grant date, and, as such, will only deliver financial value if Trubion’s stock price appreciates between the date of grant and the expiration date of the option.

During fiscal year 2008, Trubion made an initial grant upon hire to Dr. Stromatt of an option to purchase 65,000 shares as reflected in the 2008 Grants of Plan-Based Awards table. The size of this grant was determined based on benchmark data provided by Radford. The exercise price of the option was $3.79.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

COMPENSATION COMMITTEE
Steven Gillis, Ph.D.
Patrick J. Heron
David Schnell, M.D.

2008 Summary Compensation Table

The following table shows the compensation earned by our named executive officers during the fiscal year ended December 31, 2008, and, to the degree applicable, during the fiscal year ended December 31, 2007:

				Non-Equity
				Incentive Plan	All Other
		Salary	Option	Compensation	Compensation		Total
Name and Principal Position	Year	($)	Awards ($)(1)	($)	($)		($)

Peter A. Thompson	2008	$416,000	$569,367	$—	$360		$985,727
President & Chief Executive Officer	2007	$400,000	$484,676	$150,000	$1,035		$1,035,711
Michelle G. Burris	2008	$323,185	$348,874	$—	$240		$672,299
Senior Vice President & Chief Financial Officer	2007	$310,784	$260,059	$81,581	$915		$653,339
Kathleen M. Deeley(2)(3)	2008	$260,151	$177,588	$—	$1,032		$438,771
Senior Vice President & General Counsel	2007	$125,427	$76,813	$29,553	$861		$232,654
Kendall M. Mohler(2)	2008	$276,000	$197,961	$—	$552		$474,513
Senior Vice President of Research & Development	2007	$265,400	$142,162	$59,716	$1,227		$468,505
Scott C. Stromatt(4)(5)	2008	$108,281	$7,771	$—	$185		$116,237
Senior Vice President & Chief Medical Officer
Daniel J. Burge(6)	2008	$198,972	$124,341	$—	$57,898	(7)	$381,211
Former Senior Vice President & Chief Medical Officer	2007	$290,000	$122,952	$65,251	$1,035		$479,238

(1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). See Notes 1 and 10 to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for discussion of the assumptions used in calculating these values.

(2)	Ms. Deeley and Dr. Mohler were designated by the Board as named executive officers in March 2008. The Company is including information regarding their 2007 compensation on a voluntary basis.

(3)	Ms. Deeley joined the Company on June 26, 2007, and her salary and cash incentive compensation for fiscal year 2007 reflect a partial year of employment.

(4)	Dr. Stromatt joined the Company on August 29, 2008, and his salary for fiscal year 2008 reflects a partial year of employment.

(5)	Dr. Stromatt was designated by the Board as an executive officer in March 2009. The Company is including information regarding his 2008 compensation on a voluntary basis.

(6)	Dr. Burge left the Company on August 29, 2008, and his salary for fiscal year 2008 reflects a partial year of employment.

(7)	Dr. Burge earned $57,663 in 2008 as a result of scientific and technical consulting services to the Company under the terms of a consulting agreement between the Company and Dr. Burge entered into following Dr. Burge’s resignation.

2008 Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2008:

					All Other
					Option
					Awards:
					Number of	Exercise or	Grant Date
		Estimated Future Payouts Under			Securities	Base Price	Fair Value
		Non-Equity Incentive Plan Awards			Underlying	of Option	of Option
		Threshold	Target	Maximum	Options	Awards	Awards(1)
Name and Principal Position	Grant Date	($)	($)	($)	(#)	($/Sh)	($)

Peter A. Thompson	1/31/2008				90,000	$8.98	$518,436
President & Chief Executive Officer		$—	$—	$—
Michelle G. Burris	1/31/2008				52,000	$8.98	$299,541
Senior Vice President & Chief Financial Officer		$—	$—	$—
Kathleen M. Deeley	1/31/2008				20,600	$8.98	$118,664
Senior Vice President & General Counsel		$—	$—	$—
Kendall M. Mohler	1/31/2008				52,000	$8.98	$299,541
Senior Vice President of Research & Development		$—	$—	$—
Scott C. Stromatt(2)(3)	8/29/2008				65,000	$3.79	$167,557
Senior Vice President & Chief Medical Officer		$—	$—	$—
Daniel J. Burge	1/31/2008				52,000	$8.98	$299,541
Former Senior Vice President & Chief Medical Officer		$—	$—	$—

(1)	Represents the fair value of the stock option as of the date it was granted, computed in accordance with SFAS 123(R).

(2)	The vesting commencement date of the option the Company granted to Dr. Stromatt on August 29, 2008 was his date of hire, August 29, 2008.

(3)	Dr. Stromatt was designated by the Board as an executive officer in March 2009. The Company is including information regarding his 2008 compensation on a voluntary basis.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table sets forth, for each of the named executive officers, the number and exercise price of unexercised options, and the number and market value of stock awards that have not vested as of the end of the fiscal year ended December 31, 2008:

	Number of		Number of
	Securities		Securities
	Underlying		Underlying		Option
	Unexercised Options		Unexercised Options		Exercise
	(#)		(#)		Price	Option
Name and Principal Position	Exercisable		Unexercisable		($)	Expiration Date

Peter A. Thompson	91,532	(1)	—		$0.07	9/27/2012
President & Chief Executive Officer	16,904	(2)	—		$0.32	2/28/2013
	80,678	(3)	—		$0.32	12/16/2014
	26,892	(3)	—		$0.32	2/3/2015
	1,913	(4)	—		$0.32	4/28/2015
	40,339	(3)	—		$2.70	11/30/2015
	18,497	(5)	—		$6.53	1/25/2016
	69,768	(6)	25,910		$6.53	2/24/2016
	40,339	(3)	—		$6.53	3/8/2016
	20,625	(11)	69,375		$8.98	1/31/2018
Michelle G. Burris	56,477	(7)	23,255		$6.53	3/8/2016
Senior Vice President & Chief Financial Officer	11,916	(11)	40,084		$8.98	1/31/2018
Kathleen M. Deeley	24,375	(10)	40,625		$17.53	7/19/2017
Senior Vice President & General Counsel	4,720	(11)	15,880		$8.98	1/31/2018
Kendall M. Mohler	34,882	(8)	—		$0.32	12/20/2012
Senior Vice President of Research & Development	39,730	(3)	—		$0.32	12/16/2014
	13,243	(3)	—		$0.32	2/3/2015
	770	(4)	—		$0.32	4/28/2015
	19,865	(3)	—		$2.70	11/30/2015
	7,335	(5)	—		$6.53	1/25/2016
	17,441	(6)	6,478		$6.53	2/24/2016
	19,865	(3)	—		$6.53	3/8/2016
	11,916	(11)	40,084		$8.98	1/31/2018
Scott C. Stromatt(12)	—		65,000	(13)	$3.79	8/29/2018
Senior Vice President & Chief Medical Officer
Daniel J. Burge(14)	30,886	(9)	—		$0.32	5/27/2014
Former Senior Vice President & Chief Medical Officer	21,326	(3)	—		$0.32	12/16/2014
	7,108	(3)	—		$0.32	2/3/2015
	584	(4)	—		$0.32	4/28/2015
	10,663	(3)	—		$2.70	11/30/2015
	7,335	(5)	—		$6.53	1/25/2016
	17,441	(6)	3,985		$6.53	2/24/2016
	10,663	(6)	—		$6.53	3/8/2016
	11,915	(11)	8,666		$8.98	1/31/2018

(1)	This stock option vested at the rate of 50% on September 27, 2003 and 1/12th of the remaining shares monthly thereafter, such that all of the shares were fully vested as of September 27, 2004.

(2)	This stock option vested at the rate of approximately 42% on February 1, 2003, 25% of the remaining shares on February 1, 2004 and 1/36th of the remaining shares monthly thereafter, such that all shares were fully vested as of February 1, 2007.

(3)	These stock options vested at the rate of 25% on July 13, 2005, and 1/36th of the remaining shares monthly thereafter, such that all of the shares were fully vested as of July 13, 2008.

(4)	This stock option vested at the rate of 1/12th of the shares on February 1, 2005 and 1/12th of the shares monthly thereafter, such that all of the shares were vested as of January 1, 2006.

(5)	This stock option vested at the rate of 1/12th of the shares on February 1, 2006 and 1/12th of the shares monthly thereafter, such that all of the shares were fully vested as of January 1, 2007.

(6)	These stock options vest at the rate of 25% on January 1, 2007, and 1/36th of the remaining shares monthly thereafter, such that all of the shares will be fully vested as of January 1, 2010.

(7)	This stock option vests at the rate of 25% on February 6, 2007, and 1/36th of the remaining shares monthly thereafter, such that all of the shares will be fully vested as of February 6, 2010.

(8)	This stock option vested at the rate of 25% on November 15, 2003, and 1/36th of the remaining shares monthly thereafter, such that all of the shares were fully vested as of November 15, 2006.

(9)	This stock option vests at the rate of approximately 14% on March 31, 2005, 27% on November 1, 2005, 16% on September 10, 2007 and the remaining unvested shares monthly thereafter, such that all shares were fully vested as of March 31, 2008.

(10)	This stock option vests at the rate of 25% on June 26, 2008, and 1/36th of the remaining shares monthly thereafter, such that all of the shares will be fully vested as of June 26, 2011.

(11)	These stock options vested at the rate of 1/48th of the shares on February 1, 2009 and 1/48th of the shares monthly thereafter, such that all of the shares will be fully vested as of January 1, 2013.

(12)	Dr. Stromatt was designated by the Board as an executive officer in March 2009. The Company is including information regarding his 2008 compensation on a voluntary basis.

(13)	This stock option vests at the rate of 25% on August 29, 2009, and 1/36th of the remaining shares monthly thereafter, such that all of the shares will be fully vested as of August 29, 2012.

(14)	Under the terms of our 2006 Equity Incentive Plan, options held by Dr. Burge that were outstanding on the date of his resignation are continuing to vest during the period that he provides consulting services to the Company.

Potential Payments on Severance and Change in Control

The following table sets forth potential payments on involuntary termination or change in control to each named executive officer:

					Involuntary Termination In Connection
	Involuntary Termination(1)				with Change in Control
		Estimated				Estimated
		value of				value of
		continued				continued
		health care				health care	Estimated
		benefits and	Estimated value			benefits and	value of
	Cash	outplacement	of accelerated		Cash	outplacement	accelerated
	payments	assistance	options		payments	assistance	options
Name and Principal Position	($)(2)	($)	($)(3)	Total($)	($)(2)	($)	($)(3)	Total($)

Peter A. Thompson	$416,000	$17,192	$—	$433,192	$624,000	$25,789	$—	$649,789
President & Chief Executive Officer
Michelle G. Burris	$323,185	$17,128	$—	$340,313	$403,982	$21,410	$—	$425,392
Senior Vice President & Chief Financial Officer
Kathleen M. Deeley	$260,151	$13,302	$—	$273,453	$325,189	$16,627	$—	$341,816
Senior Vice President & General Counsel
Kendall M. Mohler	$276,000	$17,190	$—	$293,190	$345,000	$21,488	$—	$366,488
Senior Vice President of Research & Development
Scott Stromatt(4)	$315,000	$17,250	$—	$332,250	$393,750	$21,562	$—	$415,312
Senior Vice President & Chief Medical Officer
Daniel J. Burge(5)	$0	$0	$—	$0	$0	$0	$—	$0
Former Senior Vice President & Chief Medical Officer

(1)	Does not include involuntary termination in connection with a change in control of the Company.

(2)	All references to base salary and annual non-equity incentive compensation refer to the amounts described under the caption “Severance and Change in Control Arrangements” below.

(3)	Calculated based on the closing market price of our common stock on December 31, 2008.

(4)	Dr. Stromatt was designated by the Board as an executive officer in March 2009. The Company is including information regarding his 2008 compensation on a voluntary basis.

(5)	Dr. Burge resigned voluntarily in August 2008. His resignation did not trigger any severance or change in control payments. He continues to serve on a part-time basis as a consultant for the Company. Under the terms of our 2006 Equity Incentive Plan, outstanding options that were held by Dr. Burge on the date of his resignation are continuing to vest during the period that he provides consulting services to the Company. He is not eligible to receive any additional options while serving as a consultant and his options will not accelerate if he stops providing consulting services to the Company.

Severance and Change in Control Arrangements

The compensation committee views severance and change in control protections as a necessary component of a competitive executive compensation program. Comparative data analysis and recommendations were provided by Radford. Through review of this data and discussion, the Board determined that a competitive market approach would best position us to attract and retain top talent. The compensation committee further believes that change in control protections provide critical motivation for executives to continue to fulfill the Company’s objectives during and following a change in control. Based on prevalent market and peer practices, Trubion has adopted a double trigger requirement for severance payouts and acceleration of equity awards. In order to receive payments in connection with a change in control transaction, an executive’s employment must terminate.

Thompson Agreement.  Pursuant to the terms of his employment agreement, Dr. Thompson is an at-will employee with an annual base salary of not less than $416,000. In addition, Dr. Thompson is eligible to receive annual cash incentive compensation if certain milestones, to be established by the Board or the compensation committee, are achieved, and to participate in Trubion’s equity compensation plans, in each case as determined by the Board or compensation committee in its discretion. If Dr. Thompson’s employment is terminated without cause or he resigns for good reason, Dr. Thompson will be entitled to receive a lump-sum severance payment equal to 12 months of his base salary, reimbursement of COBRA premiums for up to 12 months and immediate vesting of that number of shares of Dr. Thompson’s unvested options and other then-outstanding equity awards that would have vested if he had continued to be employed by Trubion for 12 additional months following the termination date.

If Dr. Thompson’s employment is terminated without cause or if he resigns for good reason, either within the period beginning three months before and ending twelve months after a change in control or if his termination is required in the merger or other agreement relating to the change in control or is at the request of the other party or parties to the transaction, Dr. Thompson will be entitled to receive a lump-sum severance payment equal to 18 months of his base salary, reimbursement of COBRA premiums for up to 18 months and immediate vesting of all unvested options and other outstanding equity awards then held by Dr. Thompson.

Burris Agreement.  Pursuant to the terms of her employment agreement, Ms. Burris is an at-will employee with an annual base salary of not less than $323,185. In addition, Ms. Burris is eligible to receive annual cash incentive compensation if certain milestones, to be established by the Board or the compensation committee, are achieved, and to participate in Trubion’s equity compensation plans, in each case as determined by the Board or the compensation committee in its discretion. If Ms. Burris’s employment is terminated without cause or if she resigns for good reason, Ms. Burris will be entitled to receive a lump-sum severance payment equal to 12 months of her base salary, reimbursement of COBRA premiums for up to 12 months and immediate vesting of that number of shares of her unvested options and other then-outstanding equity awards that would have vested if she had continued to be employed by Trubion for 12 additional months following the termination date.

If Ms. Burris’ employment is terminated without cause or if she resigns for good reason, either within the period beginning three months before and ending twelve months after a change in control or if her termination is required in the merger or other agreement relating to the change in control or is at the request of the other party or parties to the transaction, Ms. Burris will be entitled to receive a lump-sum severance payment equal to 15 months of her base salary, reimbursement of COBRA premiums for up to 15 months and immediate vesting of all unvested options and other outstanding equity awards then held by Ms. Burris.

Deeley Agreement.  Pursuant to the terms of her employment agreement, Ms. Deeley is an at-will employee with an annual base salary of not less than $260,151. In addition, Ms. Deeley is eligible to receive annual cash incentive compensation if certain milestones, to be established by the Board or the compensation committee, are achieved, and to participate in Trubion’s equity compensation plans, in each case as determined by the Board or the compensation committee in its discretion. If Ms. Deeley’s employment is terminated without cause or if she resigns for good reason, Ms. Deeley will be entitled to receive a lump-sum severance payment equal to 12 months of her base salary, reimbursement of COBRA premiums for up to 12 months and immediate vesting of that number of shares of her unvested options and other then-outstanding equity awards that would have vested if she had continued to be employed by Trubion for 12 additional months following the termination date.

If Ms. Deeley’s employment is terminated without cause or if she resigns for good reason, either within the period beginning three months before and ending twelve months after a change in control or if her termination is required in the merger or other agreement relating to the change in control or is at the request of the other party or parties to the transaction, Ms. Deeley will be entitled to receive a lump-sum severance payment equal to 15 months of her base salary, reimbursement of COBRA premiums for up to 15 months and immediate vesting of all unvested options and other outstanding equity awards then held by Ms. Deeley.

Mohler Agreement.  Pursuant to the terms of his employment agreement, Dr. Mohler is an at-will employee with an annual base salary of not less than $276,000. In addition, at the discretion of the compensation committee, Dr. Mohler is eligible to receive annual cash incentive compensation if certain milestones, to be established by the Board or the compensation committee, are achieved, and to participate in Trubion’s equity compensation plans, in each case as determined by the Board or the compensation committee in its discretion. If Dr. Mohler’s employment is terminated without cause or if he resigns for good reason, Dr. Mohler will be entitled to receive a lump-sum severance payment equal to 12 months of his base salary, reimbursement of COBRA premiums for up to 12 months and immediate vesting of that number of shares of Dr. Mohler’s unvested options and other then-outstanding equity awards that would have vested if he had continued to be employed by Trubion for 12 additional months following the termination date.

If Dr. Mohler’s employment is terminated without cause or if he resigns for good reason, either within the period beginning three months before and ending twelve months after a change in control or if his termination is required in the merger or other agreement relating to the change in control or is at the request of the other party or parties to the transaction, Dr. Mohler will be entitled to receive a lump-sum severance payment equal to 15 months of his base salary, reimbursement of COBRA premiums for up to 15 months and immediate vesting of all unvested options and other outstanding equity awards then held by Dr. Mohler.

Stromatt Agreement.  Pursuant to the terms of his employment agreement, Dr. Stromatt is an at-will employee with an annual base salary of not less than $315,000. In addition, Dr. Stromatt is eligible to receive annual cash incentive compensation if certain milestones, to be established by the Board or the compensation committee, are achieved, and to participate in Trubion’s equity compensation plans, in each case as determined by the Board or the compensation committee in its discretion. If Dr. Stromatt’s employment is terminated without cause or if he resigns for good reason, Dr. Stromatt will be entitled to receive a lump-sum severance payment equal to 12 months of his base salary, reimbursement of COBRA premiums for up to 12 months and immediate vesting of that number of shares of his unvested options and other then-outstanding equity awards that would have vested if he had continued to be employed by Trubion for 12 additional months following the termination date.

If Dr. Stromatt’s employment is terminated without cause or if he resigns for good reason, either within the period beginning three months before and ending twelve months after a change in control or if his termination is required in the merger or other agreement relating to the change in control or is at the request of the other party or parties to the transaction, Dr. Stromatt will be entitled to receive a lump-sum severance payment equal to 15 months of his base salary, reimbursement of COBRA premiums for up to 15 months and immediate vesting of all unvested options and other outstanding equity awards then held by Dr. Stromatt.

Burge Agreement.  Dr. Burge’s employment agreement with the Company contained the same terms relating to severance and change of control as the employment agreements of Ms. Burris, Ms. Deeley, Dr. Mohler and Dr. Stromatt. His resignation in August 2008 did not trigger any severance obligations under the terms of his employment agreement.

Good reason for resignation includes a material reduction or diminution of executive’s duties or responsibilities, material reduction in the executive’s base salary, material breach of the employment agreement by Trubion or a requirement by Trubion that the executive relocate more than 40 miles from our current location in Seattle. In addition to the foregoing, Dr. Thompson’s employment agreement provides that he may also terminate his employment for good reason upon a material reduction in his benefits or upon the failure of any successor of Trubion to expressly assume in writing Trubion’s obligations under Dr. Thompson’s employment agreement.

Under the employment agreements, events constituting cause for termination include the executive’s failure to follow the directions of the Board, conviction of a felony that materially harms the Company, acts of fraud, dishonesty or misappropriation, misconduct in the performance of the executive’s material duties or a material breach by the executive of the employment agreement.

The employment agreements define change in control to mean a merger with or into another corporation resulting in a change in the majority ownership of the combined voting power of the surviving entity’s securities, a sale of all or substantially all of our assets, certain changes in the majority composition of the Board or a transaction through which any person or entity becomes the beneficial owner of securities representing 35% of the total voting power of our outstanding voting securities.

To obtain the severance payments and acceleration of equity awards described above, an executive would be required to execute our standard form of release of claims containing, among other things, a full release of claims. The employment agreements also include requirements that the executives not compete with Trubion or solicit its employees for one year from the date of termination. In addition, the employment agreements include repayment provisions that authorize Trubion to require an executive to reimburse Trubion for specified bonus, incentive or equity-based compensation in connection with an accounting restatement in certain circumstances.

In addition to the acceleration of the vesting of equity awards provided in the employment agreements, our equity incentive plans provide for acceleration in connection with change in control in certain circumstances. Our 2002 Stock Plan provides that the vesting of any unvested options or stock awards not assumed or substituted by an acquiring or successor corporation in connection with a change in control will accelerate. Our 2006 Equity Incentive Plan also provides that the vesting of any unvested options or stock awards not assumed or substituted by an acquiring or successor corporation in connection with a change in control will accelerate, unless otherwise determined by the administrator of the plan. For purposes of these plans, a change in control occurs upon the sale by Trubion of all or substantially all of its assets, a merger of Trubion with another corporation resulting in a change in ownership of Trubion or the acquisition by a person or entity of beneficial ownership of 50% or more of our outstanding voting securities. Under our 2006 Equity Incentive Plan only, certain changes in the majority composition of the Board within a two-year period are also deemed to be a change in control.

Transactions With Related Persons

Our Code of Business Conduct and Ethics requires each director, employee, officer and contractor of Trubion to disclose any significant interest in any related-person transaction, and that interest must be approved in writing by our legal department. If it is determined that the transaction is required to be reported under SEC rules, then the transaction will be subject to the review and approval of the audit committee of the Board. A copy of our Code of Business Conduct and Ethics is available on our website at http://investors.trubion.com/documents.cfm.

The charter of the audit committee affirms the audit committee’s responsibility for the review and approval of related-person transactions. We annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related-person transactions as such term is defined by SEC rules and regulations. These procedures are intended to determine whether any such related-person transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Employment Agreements

We are party to employment agreements with certain executive officers that provide for the payment of annual base salary and annual cash incentive compensation as described in the section entitled “Severance and Change in Control Arrangements” on page 26.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. The form of agreement provides that we will indemnify each of our directors and officers against any and all expenses incurred by that director or officer because of his or her status as one of our directors or officers to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and our bylaws. In addition, the form of indemnification agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors and officers in connection with a legal proceeding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors, and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms we received, during the 2008 fiscal year, Peter A. Thompson, M.D., FACP and Michelle G. Burris each did not timely file a Form 4. All other Section 16(a) filing requirements applicable to our officers, directors, and 10% stockholders were satisfied.

Voting Securities and Principal Holders

The following table sets forth the beneficial ownership of our common stock as of March 30, 2009 by:

•	all persons known to us, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act, to be the beneficial owners of more than 5% of our common stock and based on the records of BNY Mellon Shareowner Services, our transfer agent;

•	each director;

•	each of the executive officers named in the “2008 Summary Compensation Table”; and

•	all current directors and executive officers as a group.

Except as otherwise noted, and subject to applicable community property laws, the persons named in this table have, to our knowledge, sole voting and investing power for all of the shares of common stock held by them.

This table lists applicable percentage ownership based on 17,953,074 shares of common stock outstanding as of March 30, 2009. Options to purchase shares of our common stock that are exercisable within 60 days of March 30, 2009 are deemed to be beneficially owned by the persons holding these options for the purpose of computing the number of shares owned by, and percentage ownership of, that person, but are not treated as outstanding for the purpose of computing any other person’s number of shares owned or ownership percentage.

Unless otherwise indicated, the address for each stockholder on this table is c/o Trubion Pharmaceuticals, Inc., 2401 4th Avenue, Suite 1050, Seattle, WA, 98121.

	Shares Beneficially Owned
	Exercisable Stock	Number of Shares	Percent of
Name of Beneficial Owner	Options(1)	Beneficially Owned(2)	Class

5% Stockholders:
Entities affiliated with ARCH Venture Partners(3)	—	2,357,046	13.1%
Entities affiliated with Frazier Healthcare Ventures(4)	—	2,237,940	12.5%
Entities affiliated with OBP Management IV L.P.(5)	—	2,197,300	12.2%
Entities affiliated with Venrock Associates(6)	—	1,857,632	10.3%
Entities affiliated with Prospect Venture Partners(7)	—	1,857,631	10.3%
Entities affiliated with FMR LLC(8)	—	1,775,000	9.9%
Entities affiliated with Arnhold and S. Bleichroeder Advisors, LLC(9)	—	1,528,991	8.5%
Directors and Executive Officers:
Peter A. Thompson, M.D., FACP	433,493	693,525	3.8%
Michelle G. Burris	86,281	86,281	*
Kathleen M. Deeley	42,177	42,177	*
Kendall M. Mohler, Ph.D.	177,571	317,777	1.8%
Scott C. Stromatt, M.D.	2,083	2,083	*
Daniel J. Burge, M.D.	125,827	178,680	*
Lee T. Brettman, M.D., FACP	21,162	37,109	*
Steven Gillis, Ph.D.(10)	26,743	2,383,789	13.3%
Patrick J. Heron(11)	18,334	2,256,274	12.6%
Anders D. Hove, M.D.(12)	18,334	1,875,966	10.4%
David A. Mann	24,749	37,684	*
Samuel R. Saks, M.D.	27,939	27,939	*
David Schnell, M.D.(13)	18,334	1,875,965	10.4%
All directors and executive officers as a group	1,023,027	9,815,249	54.5%

*	Less than one percent.

(1)	This column lists the number of shares of our common stock that the officers and directors have a right to acquire within 60 days of March 30, 2009 through the exercise of stock options.

(2)	This column consists of outstanding shares owned plus the options set forth in the previous column.

(3)	Based on information of beneficial ownership as of December 31, 2007 included in a Schedule 13G/A filed with the SEC on February 11, 2008. Each of ARCH Venture Fund V, L.P., ARCH V Entrepreneurs Fund, L.P., Healthcare Focus Fund, L.P., ARCH Venture Partners, V, L.P., ARCH Venture Partners V, LLC, Steven Lazarus, Keith Crandell, Robert Nelsen, and Clinton Bybee reports shared voting and dispositive power over the shares beneficially owned by affiliated entities of ARCH Venture Partners. The address of all filing persons is 8725 W. Higgins Road, Suite 290, Chicago, IL 60631.

(4)	Based on information of beneficial ownership as of December 31, 2007 included in a Schedule 13G filed with the SEC on February 14, 2007. Each of FHM III, LLC, Frazier Healthcare III, LP and Patrick Heron, one of our directors, reports shared voting and dispositive power over the 592,504 shares beneficially owned by Frazier Healthcare III, LP; each of FHM III, LLC, Frazier Affiliates III, LP and Patrick Heron reports shared voting and dispositive power over the 4,458 shares held by Frazier Affiliates III, LP; each of FHM IV, LP, Frazier Healthcare IV, LP and Patrick Heron reports sole voting and dispositive power over the 1,632,687 shares beneficially owned by Frazier Healthcare IV, LP; and each of FHM IV, LP, Frazier Affiliates IV, LP and Patrick Heron reports shared and voting dispositive power over the 8,291 shares held by Frazier Affiliates IV, LP. Patrick Heron disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein. The address of all filing persons is 601 Union Street, Suite 3200, Seattle, WA 98101.

(5)	Based on information of beneficial ownership as of December 31, 2007 included in a Schedule 13G/A filed with the SEC on February 12, 2008. OBP Management IV L.P. is the sole general partner of Oxford Bioscience Partners IV L.P. and mRNA Fund II L.P., and each of Oxford Bioscience Partners IV L.P., mRNA Fund II L.P., OBP Management IV L.P. and the general partners of OBP Management IV L.P., (Jeffrey T. Barnes, Jonathan J. Fleming, Michael E. Lytton and Alan G. Walton), reports shared voting and dispositive power over the shares beneficially owned by the affiliated entities of OBP Management IV L.P. The address of all filing persons is 222 Berkeley Street, Suite 1650, Boston, MA 02116.

(6)	Based on information of beneficial ownership as of December 31, 2006 included in a Schedule 13G/A filed with the SEC on February 14, 2007. Venrock Associates IV, L.P. beneficially owns 1,512,111 shares, Venrock Partners, L.P. beneficially owns 308,367 shares, and Venrock Entrepreneurs Fund IV, L.P. beneficially owns 37,154 shares, and each of the Venrock affiliated funds reports shared voting and dispositive power over the shares beneficially held by the affiliated entities of Venrock Associates. The address of all filing persons is 30 Rockefeller Plaza, Suite 5508, New York, NY 10112.

(7)	Based on information of beneficial ownership as of December 31, 2007 included in a Schedule 13G/A filed with the SEC on February 13, 2008. Prospect Management Co. II, L.L.C. serves as the general partner of Prospect Venture Partners II, L.P. and Prospect Associates II, L.P., and each of Prospect Management Co. II, L.L.C., Prospect Venture Partners II, L.P. and Prospect Associates II, L.P., report shared voting and dispositive power over the shares beneficially held by the affiliated entities of Prospect Venture Partners. The address of all filing persons is 435 Tasso Street, Suite 200, Palo Alto, CA 94301.

(8)	Based on information of beneficial ownership as of December 31, 2008 included in a Schedule 13G/A filed with the SEC on February 17, 2009. Edward C. Johnson 3d and FMR LLC, through its control of its wholly-owned subsidiary Fidelity Management & Research Company, or Fidelity, each report sole dispositive power over the 1,775,000 shares owned by Fidelity. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. The address of all filing persons is 82 Devonshire Street, Boston, MA 02109

(9)	Based on information of beneficial ownership as of December 31, 2008 included in a Schedule 13G filed with the SEC on February 12, 2009. The address of the filing person is 1345 Avenue of the Americas, New York, NY 10105.

(10)	Includes 2,357,046 shares of common stock held by entities affiliated with ARCH Venture Partners. Dr. Gillis is an employee of ARCH Venture Corporation, a service provider to ARCH Venture Fund V, L.P., ARCH V Entrepreneurs Fund, L.P. and Healthcare Focus Fund, L.P., each of which is a stockholder. Dr. Gillis disclaims beneficial ownership of shares owned by these entities, except to the extent of his proportionate partnership interest in ARCH Venture Fund V, L.P.

(11)	Includes 2,237,940 shares of common stock held by entities affiliated with Frazier Healthcare Ventures. Mr. Heron is a partner of FHM IV, LP, the general partner of Frazier Healthcare IV, L.P. and Frazier Affiliates IV, L.P., and an affiliate of FHM III, LLC, the general partner of Frazier Healthcare III, L.P. and Frazier Affiliates III, L.P.; however, he disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest therein.

(12)	Includes 1,857,632 shares of common stock held by entities affiliated with Venrock Associates. Dr. Hove is a general partner of Venrock Associates; however, he disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest therein.

(13)	Includes 1,857,631 shares of common stock held by entities affiliated with Prospect Venture Partners. Dr. Schnell is a managing member of Prospect Management Co. II, LLC, the general partner of these Prospect funds; however, he disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest therein.

PROPOSAL I

ELECTION OF DIRECTORS

As of the date of this proxy statement, our Board is composed of eight directors. Our Board is divided into three classes, with the term of office of one class expiring each year. We currently have eight directors with two directors in Class I and three directors in each of Class II and Class III. The terms of office of our Class III directors, Lee R. Brettman, M.D., FACP, Anders D. Hove, M.D., and Peter A. Thompson, M.D., FACP, will expire at the Annual Meeting. The terms of office of our Class I directors, Steven Gillis, Ph.D. and Patrick J. Heron will expire at the 2010 Annual Meeting of Stockholders. The terms of office of our Class II directors, David A. Mann, Samuel R. Saks, M.D. and David Schnell, M.D., will expire at the 2011 Annual Meeting of Stockholders. At the Annual Meeting, stockholders will elect three Class III directors, each for a term of three years.

Nominees for Class III Directors

The following sets forth information concerning the nominees for election as directors at the Annual Meeting, including information as to each nominee’s age and business experience as of the Record Date.

Name	Age	Position/Principal Occupation During Past Five Years

Lee R. Brettman, M.D., FACP(1)	62	Lee R. Brettman, M.D., FACP, has served as a member of the Board since November 2002.
		Dr. Brettman served as the president, chief executive officer and a director of Dynogen Pharmaceuticals, Inc., a private company which he founded, from 2002 until February 2009. Dynogen Pharmaceuticals filed for bankruptcy protection under Chapter 7 in February 2009. From 2001 to 2003, Dr. Brettman was an entrepreneur in residence at Oxford Bioscience Partners, a venture capital firm. From 1995 to 1999, he was chief medical officer and senior vice president of medical and regulatory affairs at Leukosite, Inc. and then held the same positions from 1999 to 2001 at Millennium Pharmaceuticals, Inc., both biopharmaceutical companies. Dr. Brettman received an M.D. from the Baylor College of Medicine and two Bachelor’s degrees from the Massachusetts Institute of Technology.
Anders D. Hove, M.D.	43	Anders D. Hove, M.D., has served as a member of the Board since July 2004.
		Dr. Hove is a general partner of Venrock Associates, a venture capital firm, which he joined in January 2004. From 1996 to 2004, Dr. Hove was a fund manager at BB Biotech Fund, an investment firm, and from 2002 to 2003 he served as chief executive officer of Bellevue Asset Management, an investment company. Dr. Hove is also a member of the board of directors of World Heart Corporation. Dr. Hove also serves on the boards of directors of a number of privately held companies. He received an M.D. from the University of Copenhagen, a M.Sc. from the Technical University of Denmark and an M.B.A. from INSEAD.

(1)	Member of audit committee

Name	Age	Position/Principal Occupation During Past Five Years

Peter A. Thompson, M.D., FACP	49	Peter A. Thompson, M.D., FACP, is one of Trubion’s founders and has served as president and chief executive officer since May 2002, as treasurer from December 2002 through July 2007, as a member of the Board since February 2002 and as the chairman of the Board since March 2006.
		From 2003 to 2006, Dr. Thompson served as a venture partner at ATP Capital, a venture capital firm. Previously, Dr. Thompson served as chief executive officer and chairman of the board of directors of iMetrikus, a healthcare technology company, which he co-founded. Dr. Thompson served as vice president and general manager of Chiron Informatics, and previously as vice president, research and technology development of Becton Dickinson Immunocytometry Systems. Dr. Thompson is a board certified medical oncologist and internist who received an M.D. and a Sc.B. from Brown University.

Your Board Recommends that Stockholders
Vote FOR All of the Nominees Listed Above.

PROPOSAL II

RATIFICATION OF APPOINTMENT OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board has appointed, subject to ratification by our stockholders, Ernst & Young LLP as the Company’s independent registered public accounting firm to audit our books, records and accounts for the current fiscal year ending December 31, 2009. Ernst & Young LLP has audited our financial statements beginning with the year ended December 31, 2003.

Your Board Recommends that Stockholders
Vote FOR the Ratification of Appointment of Ernst & Young LLP as the Company’s
Independent Registered Public Accounting Firm (Independent Auditors).

Other Matters

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth as of December 31, 2008 certain information regarding our equity compensation plans.

Equity Compensation Plan Information

	A	B	C
Number of securities
	Number of securities to	Weighted-average	remaining available for
	be issued upon	exercise price of	future issuance under
	exercise	outstanding	equity compensation plans
	of outstanding options,	options, warrants,	(excluding securities
Plan category	warrants, and rights	and rights	reflected in Column A)

Equity compensation plans approved by security holders	2,093,940	$7.07	1,423,544
Equity compensation plans not approved by security holders	—	—
Total	2,093,940	$7.07	1,423,544

Stockholder Proposals for the 2010 Annual Meeting of Stockholders

We anticipate holding our 2010 Annual Meeting of Stockholders on or about May 26, 2010. In order to be included in the proxy materials for our 2010 Annual Meeting of Stockholders, stockholders’ proposed resolutions must be received at our principal executive offices by the close of business not less than 120 calendar days before the one-year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with this year’s annual meeting. This means the proposed resolution must be received at our principal executive offices no later than December 23, 2009 in order to be included in the proxy materials for our 2010 Annual Meeting of Stockholders.

Stockholder proposals for our 2010 Annual Meeting of Stockholders, intended for presentation directly at such meeting, shall be delivered to our secretary no later than 120 calendar days before the one-year anniversary of the previous year’s annual meeting of stockholders. This means the proposed resolutions must be received at our principal executive offices no later than January 27, 2010 in order to be presented at our 2010 Annual Meeting of Stockholders.

In addition, notice of any stockholder proposals must be given in accordance with our bylaws and all other applicable requirements, including the rules and regulations of the SEC. All proposals must comply with the requirements of the Exchange Act. If a stockholder fails to give notice of a stockholder proposal as required by our bylaws or other applicable requirements, then the proposal will not be included in the proxy statement for the 2010 Annual Meeting of Stockholders, if applicable, and the stockholder will not be permitted to present the proposal to our stockholders for a vote at our 2010 Annual Meeting of Stockholders.

Other Business

The Board is not aware of any other matters to be presented at the Annual Meeting. If, however, any other matter should properly come before the Annual Meeting, the enclosed proxy card confers discretionary authority with respect to such matter.

By order of the board of directors,

Kathleen M. Deeley
Kathleen M. Deeley
Secretary

						Please mark		☒
your votes as
indicated in
this example

		FOR	WITHHOLD	*EXCEPTIONS		FOR	AGAINST	ABSTAIN
		ALL	FOR ALL
1.
Election of Class III Directors. A proposal to elect as directors the persons listed below to serve until the Annual Meeting of Stockholders in the year 2012 or until their successors are duly elected and qualified.
		☐	☐	☐	2. Ratification of appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the year 2009.	☐	☐	☐

Nominees:
01 Lee R. Brettman, M.D., FACP
02 Anders D. Hove, M.D.
03 Peter A. Thompson, M.D., FACP

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
Management knows of no other matters that may properly be, or that are likely to be, presented at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this proxy will be voted in accordance with the recommendations of management.

*Exceptions	I(WE)	WILL	ATTEND THE
	WILL	NOT	MEETING

IN PERSON.
	☐	☐

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders for the May 27, 2009 Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies.

PLEASE RETURN IMMEDIATELY
Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM EDT the day prior to the meeting date.

TRUBION
PHARMACEUTICALS, INC.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders
The Proxy Statement and the 2008 Annual Report to Stockholders are available at:
http://bnymellon.mobular.net/bnymellon/trbn

INTERNET
http://www.proxyvoting.com/trbn
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

TRUBION PHARMACEUTICALS, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 27, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of TRUBION PHARMACEUTICALS, INC., or Trubion, hereby nominates, constitutes and appoints Peter A. Thompson and Michelle G. Burris, and each of them (with full power to act alone), the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and vote all the common stock of Trubion standing in my name and on its books on March 30, 2009 at the Annual Meeting of Stockholders to be held on the first floor of Trubion’s corporate offices at 2401 4th Avenue, Suite 1050, Seattle, Washington on May 27, 2009 at 9:30 a.m., local time, and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS. THE BOARD ALSO RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009. THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE DIRECTORS SET FORTH ON THE REVERSE AND “FOR” PROPOSAL 2.

Address Change/Comments	BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed on the other side)

▲ FOLD AND DETACH HERE ▲

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